Exhibit 99.1

MRI Interventions Announces Record Second Quarter ClearPoint® System
Procedures, And a 79% Year-Over-Year Revenue Increase

Ninth Consecutive Quarter of ClearPoint System Procedure Growth

IRVINE, CA – July 11, 2017 – MRI Interventions, Inc. (OTCQB: MRIC) (the “Company”), today announced preliminary results for its second quarter ended June 30, 2017.

Reflecting accelerating utilization and an increasing number of ClearPoint sites, total revenue for the three months ended June 30, 2017 was $2.0 million, compared with $1.1 million for the same period in 2016, a year-over-year increase of $872,000, or 79%.

The Company also reported its ninth consecutive quarter of record procedures, at 162 ClearPoint Neuro Navigation System procedures for the second quarter, a 30% increase. This compares with 146 in the first quarter and 125 in the year-ago second quarter.

ClearPoint disposable product sales were $1.4 million for the three months ended June 30, 2017, compared with $1.0 million for the same period in 2016, representing an increase of $406,000, or 39%.

ClearPoint reusable product sales were $457,000 for the three months ended June 30, 2017, compared with $36,000 for the same period in 2016. Reusable products consist primarily of computer hardware and software sales and historically have fluctuated from period to period.

Frank Grillo, President and Chief Executive Officer of MRI Interventions, Inc., said: “We are very pleased to report further acceleration in the utilization of the ClearPoint System, leading to 162 procedures in the second quarter. This is our ninth consecutive quarter of record patient procedures. We also secured an additional three ClearPoint System sales, leading to a 79% increase in total revenue year-over-year as we further expand our penetration in the neurosurgery market. With an installed base of 50 sites and a strong new account pipeline, we remain focused on increased utilization of the ClearPoint System. We are finding strong success in a number of applications where ClearPoint offers compelling benefits to both surgeons and patients, including growing treatment markets such as laser ablation and deep brain stimulation.

“Also during the quarter, we completed a $13 million private placement, for which the registration statement was recently declared effective. We believe this offering funds the Company to cash flow break-even, as well as the commercialization efforts of our entry into new markets with unmet medical needs. These include the treatment of intra-cranial hemorrhagic stroke through our joint development agreement with Mayo Clinic, and the treatment of nonresectable pancreatic cancer tumors through our license and co-development agreement with Acoustic MedSystems. Overall, we are very pleased with the results this quarter and we remain very excited about the future of the Company.”

The Company anticipates reporting its full second quarter results in early to mid-August.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the Company’s cash resources. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which will be filed with the Securities and Exchange Commission on or before August 15, 2017.

Contact:

Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

Matt Kreps, Darrow Associates Investor Relations

(512) 696-6401

mkreps@darrowir.com